Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

William Wright, Director of Investor Relations

Maury Taylor, Chairman and CEO

Dick Thon, Chief Financial Officer

952.476.9093

ProUroCare Medical Closes On $2.2 Million Financing

(Minneapolis – March 2, 2006) ProUroCare Medical Inc. (PRRC-OTC-BB) a Minneapolis-based development stage medical device company developing and deploying innovative vision and sensing technologies to increase the safety and efficacy of diagnostic and therapeutic prostate procedures, announced today that it had closed on its first traunche of its pending $6 million senior debt facility. Specifically, the Company announced that it has already closed on $2.2 million of the pending $6.0 million debt facility and that additional commitments were in place for a significant portion of the balance of the financing. The Company intends to use the net proceeds of the financing to finance the completion of its prostate imaging system, the ProUroScanTM, as well as fund continued development efforts of a proprietary vision technology for thermal therapy systems to treat prostate related diseases. The vision technology is being developed under a joint development agreement with Urologix, Inc. (ULGX) and Rensselaer Polytechnic Institute (Troy, NY) announced during 2005.

The financing comes in the form of a senior secured long-term bank loan provided by Crown Bank of Edina, Minnesota. The loan is secured by the assets of the Company and guaranteed by a limited number of accredited investors, who were issued two year unsecured convertible subordinated debentures in consideration for providing their guarantees on the debt facility. The Company expects to complete the remainder of its $6.0 million debt financing in the near future.

Maury Taylor, ProUroCare’s Chairman and Chief Executive Officer, commented, “We are very pleased with our current financing commitments and are on schedule to complete the balance of our current $6 million financing. This round of financing will allow ProUroCare to make significant advancements toward its near-term goal of FDA approval of our ProUroScan system. Specifically, we have identified the key resources to be employed to move through clinical trials and into active commercialization. In addition, this funding will allow us to stay on schedule for the joint development of our proprietary vision technology (ProUroVision) system”.

About ProUroCare

ProUroCare Medical Inc., based in Minneapolis, is developing innovative diagnostic and treatment approaches for male prostate disease and other genito-urinary related conditions. The company is primarily focused on its ProUroScanTM system, a tactile sensor technology used to identify prostate tissue abnormalities and map the prostate to assist the physician’s diagnostic process. In addition, ProUroCare is developing its ProUroVision™ proprietary vision technology for thermal therapy systems to aid in the treatment of prostate-related diseases.

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ProUroCare Medical Inc.

One Carlson Parkway, Suite 124

Plymouth, MN 55447

Ph. 952.476.9093

Fax  952.476.9340

OTCBB:PRRC